[Greenberg Traurig, LLP Letterhead]

February 10, 2005

PolyMedica Corporation
11 State Street
Woburn, Massachusetts 01801

Re:	Registration Statement on Form S-8 for the PolyMedica Corporation 2000 Stock Incentive Plan

Ladies and Gentlemen:

     On the date hereof, PolyMedica Corporation, a Massachusetts corporation (the “Company”), sent for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of an additional 1,800,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to awards (“Awards”) granted or to be granted under the Company’s 2000 Stock Incentive Plan (the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

     In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Restated Articles of Organization and Restated Bylaws of the Company; (ii) Resolutions adopted by the Board of Directors of the Company, authorizing additional shares of Common Stock to be issued pursuant to the Plan and the registration and issuance of such shares of Common Stock; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts and the federal laws of the United States of America.

     Based upon the foregoing examination, we are of the opinion that assuming that (i) the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance to those persons who exercise their Awards and (ii)

the consideration for the underlying shares of Common Stock issued pursuant to the Awards is actually received by the Company as provided in the Plan, the shares of Common Stock issued pursuant to the exercise of Awards granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable.

     This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, /s/ Greenberg Traurig, LLP GREENBERG TRAURIG, LLP